IXI mobile

IXI Mobile Announces Conversion of approximately 75% of Convertible Debt and a Private Placement of approximately $5.1 million

Belmont, CA; October 25, 2007 - IXI Mobile, Inc. (OTCBB: IXMO.OB, IXMOW.OB, IXMOU.OB) the maker of the Ogo™ family of devices and services announced today that it has reached an agreement with Gemini Funds, Landa Ventures, and SouthPoint Master Fund L.P., holders of the Company's outstanding convertible debt, on the conversion of approximately $20.7 million principal amount of debt, or approximately 75% of the total outstanding convertible debt, into shares of the Company's common stock at a conversion price of US$3.60 per share and warrants to purchase shares of common stock at an exercise price of US$4.10, expiring five years from the date of grant. This conversion will result in the issuance of 5,752,222 shares of common stock and warrants to purchase 3,451,333 shares of common stock. The conversion of this debt is expected to reduce the Company's interest payment by approximately $1.3 million until the maturity date in June 2008.

Additionally, the Company has received and accepted binding subscriptions for a private placement of $5,122,800. Upon closing, the Company will issue 1,423,000 shares of common stock at a price of US$3.60 per share. The investors will also be issued warrants to purchase an aggregate of 853,800 shares of common stock at a price of US$4.10, expiring five years from the date of grant. Total net proceeds to the Company in the private placement will be $4,866,660. The Company expects to close the private placement within one month.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer of any securities to be sold in the private placement.

Please direct inquiries to:

In US:
KCSA Worldwide
Lee Roth / Marybeth Csaby
212-896-1209 / 1236
lroth@kcsa.com / mcsaby@kcsa.com

In Israel:
Kwan Communications
Zvi Rabin
zvi@kwan.co.il

About IXI Mobile

Headquartered in Redwood City, CA, IXI Mobile, Inc.(OTCBB: IXMOU.OB, IXMO.OB, IXMOW.OB) offers solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI Mobile's Ogo devices are designed to improve the mobile user experience and increase mobile voice and data usage. The company provides a turn-key solution to mobile operators and Internet service providers around the world to launch and support Ogo products. For more information on IXI Mobile, please visit www.ixi.com.

About Ogo

The Ogo family of devices delivers popular applications, including email, instant messaging, SMS, RSS, voice and Web browsing on optimized, easy-to-use handheld devices for a true on-the-go mobile messaging experience. Ogo was launched by mobile operators and Interned service providers around the world. More information on Ogo is available at: www.ogo.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to IXI's future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," " seek, " "achieve," and similar expressions, or future or conditional verbs such as "will," " would," "should," "could," "may" and similar expressions.

-

IXI Mobile. 275 Shoreline Drive, Suite 505 Redwood City, CA 94065 USA

http://www.ixi.com Tel: +1.650.551.0600 Fax: +1.650.551.0601 http://www.ogo.com